Exhibit 99.10

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Alpha Healthcare Acquisition Corp. III, a Delaware corporation (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a nominee to become a director of the Company upon the Closing (as such term is defined in the Business Combination Agreement, dated as of January 4, 2023, by and among the Company, Candy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Carmell Therapeutics Corporation, a Delaware corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date: May 26, 2023

By:	/s/ David Anderson
Name:	David Anderson